EXHIBIT 99.1

Contact:	Janice Monahan 480/693-5729

FOR IMMEDIATE RELEASE: Wed., Sept. 10, 2003

AMERICA WEST AIRLINES ANNOUNCES GROWTH PLANS FOR 2004

     PHOENIX—America West Airlines (NYSE:AWA) announced today that it expects to grow the airline in 2004 and anticipates increasing its mainline capacity (available seat miles) by approximately 10 percent by the fourth quarter of 2004.

     “With our return to profitability in the second quarter and expectation for profitability in the third quarter, we are preparing to grow America West again,” said W. Douglas Parker, chairman and chief executive officer. “Our recently announced nonstop transcontinental flights and service to Costa Rica are examples of expansion opportunities for America West’s low-fare, high-quality service.”

     The anticipated growth of America West’s mainline system in 2004 will be accomplished through increased fleet utilization and additional aircraft. The airline currently has plans to receive two Airbus aircraft in the fourth quarter of 2004 and is exploring the most efficient means of additional fleet expansion.

     Founded in 1983 and proudly celebrating its 20-year anniversary in 2003, America West Airlines is the nation’s second largest low-fare airline and the only carrier formed since deregulation to achieve major airline status. Today, America West serves 92 destinations in the U.S., Canada and Mexico.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause America West’s actual results and financial position to differ materially from these statements. The risks and uncertainties include, but are not limited to, the duration and extent of the current soft economic conditions; the impact of global instability, including the continuing impact of the continued military presence in Iraq and Afghanistan and the terrorist attacks of September 11, 2001 and the potential impact of future hostilities, terrorist attacks, infectious disease outbreaks or other global events; limitations on our ability to obtain additional financing due to high levels of debt and the financial and other covenants in our debt instruments; changes in federal and state laws and regulations; changes in prevailing interest rates and the availability of and terms of financing to fund our business; the ability to attract and retain qualified personnel; the cyclical nature of the airline industry; competitive practices in the industry; the impact of changes in fuel prices; relations with unionized employees generally and the impact and outcome of the labor negotiations and other factors described from time to time in the company’s publicly available SEC reports. We caution you that these risks may not be exhaustive. We operate in a continually changing business environment and new risks emerge from time to time. The company undertakes no obligation to publicly update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

-AWA-